Portions of this Exhibit 10.7 have been excluded because they are both (i) Not material and (ii) would be competitively harmful if publicly disclosed

[redacted]

11 December 2020

By Fax and Registered Mail
(Fax No.: +852 2144 2622)

QBS System Limited
Unit 327, 3/F, 16W Science Park West Avenue,
Hong Kong Science Park,
Shatin, N.T., H.K.

Dear Sir/Madam,

Contract Ref.: AFCD/SQ/197/20/C
Quotation Ref.: AFCD/SQ/197/20

Provision of Security and Monitoring Service at [redacted] in Siu Ho Wan

Thank you for your quotation dated 1 December 2020 on the captioned subject ("your Quotation").

I am pleased to inform you that your offer for the Provision of Security and Monitoring Service at [redacted] in Siu Ho Wan at a total amount of HK[redacted] has been accepted. In accordance with Clause 8 of Terms of Quotation (Supplement), this letter of acceptance together with your Quotation shall constitute a binding contract between [redacted] and you.

The contract shall last for 5 years commence from the date as instructed by the [redacted] after the completion of the system setup.

Payment will be made in accordance with Clause 3 of Special Conditions of Contract. The contract reference should be quoted on the invoice for easy identification.

Please proceed with the services accordingly and keep [redacted] at Tel.: [redacted] of this department informed of the progress.

Yours faithfully,

/s/ Henry Law

(Henry Law)

c.c. ESP/I (*Invoice rec'd should be certified and sent to Supplies Section for settlement.)
(By Fax: 2377 4413)
STA (Attn.: AOI) - Vote Chargeable: B11 549 009 H574

[redacted]

Special Conditions of Contract
for
Provision of of Security and Monitoring Service at [redacted] in Siu Ho Wan

1. **Contract Period**

The contract shall last for 5 years commence from the date as instructed by the [redacted] after the completion of the system setup. The "date of acceptance" shall be the date of Letter of Acceptance referred to in Clause 8 of Terms of Quotation (Supplement).

2. **Inspection and Rejections**

(a) All services performed will be subject, before payment, to inspection by the [redacted] who may withhold payment when the services have not been performed in strict accordance with the requirements of the contract. Payment for services will be made only if the services have been performed to the [redacted] entire satisfaction.

(b) In each month of the service, starting from the third report failure of unauthorized intrusion within the timeframe as mentioned in Clause 3(b) of the Service Specification, 0.2% of the Contract Sum per failure has to be surrendered by the Contractor.

3. **Inspection and Payment**

(a) Payment shall be made after the Services have been performed and that the Services have, in all respects, been performed in accordance with the requirement of the contract. The [redacted] may, at this discretion, order such payments to be made, as he may consider appropriate.

(b) Payments shall be made in such amounts and at such times as are set out according to the following payment schedule below:

Payment No.	**Invoice Date**	**% of Total Amount quoted in Price Schedule**	
1	On the submission of the design and work plan with [redacted] approval (Clauses 1(c) of Service Specification)	10%	21/12
2	On completion of delivery of the hardware	15%	25/2
3	On completion of on-site installation of the hardware	5%	28/2
4	On completion of system setup and user acceptance testing with satisfaction of [redacted]	10%	15/3
*5	**All required monitoring services** shall be charged monthly in arrears after it is completed to the [redacted] satisfaction and receipt of invoice.	1% x 60 months	From 1/4/2021 | 31/3/2026

*The actual payment for Payment No. 5 is subject to the actual usage duration of the Contract.

(c) To allow timely payment, invoices and correspondence concerning payment under this contract shall be sent by the Contractor to the [redacted] or as otherwise directed. The address is [redacted]